Exhibit 99.1

ROCKY MOUNTAIN INDUSTRIALS CLOSES 60-ACRE COMMERCIAL LAND SALE & RAIL SERVICES AGREEMENT

Greenwood Village, Colorado (August 23, 2023) – Rocky Mountain Industrials, Inc. (RMI), Colorado’s next generation infrastructure company, announced the closing of a 60-acre commercial land sale at its Rocky Mountain Rail Park (RMRP) located in Adams County for an industrial operator with rail requirements.

Rocky Mountain Rail Park is designed to host industrial users with its large land parcels, robust rail infrastructure, entitled heavy industrial zoning, and advantageous proximity to the Denver Metro area.

RMI has sold 143 acres of available land since inception and continues to construct the critical infrastructure at the Rail Park. The rail platform will encompass 15 miles of track within its manifest and unit-train rail infrastructure with rail service launching in 2024.

"The RMI team is pleased to close this most recent transaction that adds to our rail served customers next year," said Brian Fallin, CEO of RMI.

RMI completed construction on the property’s south parcel in March 2022 and continues a phased construction approach to its rail-served northern parcels. Both rail and non-rail served sites are available for sale or lease throughout construction in 2023.

Tyler Smith, Alec Rhodes and Aaron Valdez with Cushman & Wakefield’s Denver office represented the seller, RMI, in the transaction.

About RMI

Rocky Mountain Industrials Inc. is a materials infrastructure and distribution organization strategically positioned to serve the Mountain West. www.rockymountainrailpark.com